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                                                                    Exhibit 99.1




                                QT5, INCORPORATED

                             Moderator: Steven Reder
                                  June 2, 2003
                                  10:00 a.m. CT


Operator:      Good day and welcome, everyone, to the QT5, Inc. conference call.
               This call is being recorded. With us today from the company is the President, Mr. Steven Reder, and Interim Chief Financial
               Officer, Mr. Norman Kunin. At this time, I'd like to turn the call over to Mr. Steven Reder. Please go ahead, sir.

Steven Reder:  Good morning, ladies and gentlemen. I'm Steve Reder, President of
               QT5, Inc. I would like to welcome you to the QT5 conference call. Joining me on this call is Norman Kunin, our Acting Chief Financial Officer. We have some exciting things to discuss today, but before we get started, I'd like to read a cautionary statement.

               This conference may contain forward-looking statements made by senior management of QT5 that involve risks and uncertainties such as statements about our plans, objectives, expectations, assumptions, or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties, and performances or achievements expressed or implied by the

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               forward-looking statements. Actual future results and trends may differ materially from those made in or suggested by this call due to a variety of factors including, for example, our ability to compete with other products in our space, the risk of unfavorable federal regulations, and the fact that our status as a development-stage company makes our future unclear. Consequently, you should not place undue reliance on any forward-looking statements made on this call.

               We discuss many of these and other risks that are uncertainties in greater detail under the section entitled "Risk Factors That May Affect Future Results" in item one of the company's current report on Form 8-K filed with the SEC on January 24, 2003 (the "Merger Form 8-K").

               We have a number of positive developments which I would like to discuss with you today in our first official conference call and the first of many to come. I should note that Management and Board of Directors of QT5 are very committed to the maximum transparency, and you as shareholders or potential shareholders will find an extraordinarily high level of disclosure with the company as we move forward.

               For those of you that are new to QT5, an overview - we are a Delaware corporation formed in April of 1999 as a manufacturer, distributor, and marketer of Bio-Med testing and homeopathic products. While we are highly focused on the successful rollout of NICOWater, we are continuing our clinical research and

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               development of future products for lifestyle enhancements. We are headquartered in Westlake Village, California, and for more information, please visit our Web site at www.qt5inc.com.

               And now for our newest developments, as many are aware, we have worked for over a year and invested over several million dollars in hard and soft costs to bring a great new homeopathic product to market. This is a product which is designed to appeal to 40 million Americans when they can't or shouldn't smoke. As large as the market of smokers is, the market of non-smokers, of course, is another 200 million Americans and includes, needless to say, children that our product helps to protect for the known hazards of secondhand smoke. So we have a great homeopathic product which assists smokers and non-smokers alike.

               One of the questions we get regularly is, "What makes a product homeopathic, anyway?" Well, as you undoubtedly know, homeopathic products are those of which are part of everyday American life. One of the hallmarks of anything homeopathic, of course, is that homeopathic products are considerably more diluted and the key ingredients are natural or organic. The active ingredient in NICOWater is nicotinum, which has been in the homeopathic pharmacopeia since 1933.

               It is also extremely important to note that homeopathic products operate under certain FDA regulations. Homeopathy, of course, has been scientifically

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               validated and used worldwide because of the - its effectiveness.
               Homeopathy is an effective and gentle way to assist the body. Homeopathic products are recommended for adults, the aged, babies, children, and even pregnant woman. But more specifically, you should also be aware that NICOWater is defined as "homeopathic product that is sold under the FDA's compliance policy guide conditions under which homeopathic drugs may be marketed."

               NICOWater is designed to relieve the symptoms of tobacco cravings as is indicated in all product packaging and usage instructions. We are quite specific about who our market is - adult smokers who suffer from the symptoms of tobacco cravings and find themselves in situations or environments where smoking is prohibited or discouraged. The United States has led the world in identifying the dangers of secondhand smoke. As a result, smoking restrictions are widespread and increasingly rapidly. While these steps have eliminated many of the secondhand smoke exposure problems and greatly improved numerous building environments, there remain over 40 million active smokers who must obey these growing restrictions and (succumb to) these inconveniences simply to relieve the symptoms of their tobacco cravings.

               So that's what NICOWater is. What is it not? NICOWater is not a cessation product. NICOWater is not a magical (bullet) for smokers. And NICOWater is not to be used by anyone under the age of 18.

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               So what do we, as management of QT5, believe about NICOWater? We believe that NICOWater is a breakthrough product whose time has come. We believe that NICOWater is effective to relieve the symptoms of tobacco cravings. We believe NICOWater taps directly into a $200 billion tobacco and tobacco products market. We believe, most importantly, this great homeopathic product can have broad commercial acceptance through all consumer channels.

               And what is broad consumer - commercial acceptance? Our strategic plan calls for sales to everything from national pharmacies, convenience chain, grocery stores, airlines, and sport events. One thing about the original consumer resistance to our new products that subsequently became household words whether they were beverages like Snapple or Red Bull or ((inaudible)) nationally accepted weight-loss products such as Atkins or Weight Watchers.

               So where does that leave us financially? As with any public company, the proof is in the pudding, or more importantly, in the numbers. I'd like Norman Kunin, our Acting Chief Financial Officer, to provide guidance for this coming year. Norman?

Norman Kunin:  Thank you, Steve. As you are presumably aware, QT5 commences its new fiscal year on July 1, approximately four weeks from now. To date, we have been a development-stage company, but as we start to roll out our product, we're now able to generate a forecast. For fiscal 2004, we believe that the company

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               could generate revenues in excess of $27 million. Assuming we're able to achieve that level of revenue, we believe that it could result in net income for that same period of approximately three-and-a-half million dollars. Based on our assumptions regarding shares outstanding, state and federal tax treatment, and (dilution), it's our estimate that we could generate approximate seven - eight cents earnings per share - that's eight cents earnings per share for the forthcoming fiscal year.

Steven Reder:  Thank you, Norman. So we believe we have a great company, a great product, and a terrific management team. But there are always questions we would like - and we would like to take your questions now.

               But before we get started, I did have one question online. And I'll read that now, and it was, "We received an inquiry prior to this conference call asking if the company is willing to release a quarterly breakdown." Yes, and we will release that in the next several days.

               We're available for questions now.

Operator:      Thank you. The question-and-answer session will be conducted electronically. If you'd like to ask a question, you may do so by pressing the star key, followed by the digit one on your
               touch-tone telephone.
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               Once again, ladies and gentlemen, to ask a question, that's star, one on your touch-tone telephone.

               And we'll take our first question from Mary Warnick with West Coast Marketing.

Mary Warnick:  I have a question for Mr. Reder. Wouldn't a public company like yours trade at, at least 15 times this year's earnings?

Norman Kunin:  Steve - this is Norm Kunin - Steve has kind of transferred that answer to me. I think the multiple of price to earnings is a bit imprecise right now particularly since we're a company that's just becoming an operating company. So we'd like to defer our estimates of what that multiple could be for - until a later date.

               Thank you for the question, though. It's a good one.

Operator:      We'll go next to Gale Leetzow with - as a private investor.

Gale Leetzow:  Good morning, gentlemen. I'm relatively new to your company, but
               I have two questions because I have invested quite a few dollars in small companies similar to yours. And the questions are, number one, "Do you have any foreseeable increase in authorizing your outstanding shares of stock or doing reverse splits in the next six months to a year?" And the next question I have is,


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               "Do you have enough cash to meet your delivery costs such as increased inventory, increased accounts receivable, and increased accounts payable?"

Norman Kunin:  I'll handle that question ((inaudible)), and they're good questions. This is Norm Kunin.

               With respect to having available cash, the company will be in a position to meet its financial responsibilities in terms of making the payments that you mentioned. As far as what our stock structure will be in the future, again, I think that's going to be dependent upon perhaps future financing, so it's a bit premature to comment on that, but thank you very much for the question.

Operator:      We'll go next to Brian McCarty, Stansbury Holdings.

Brian McCarty: Hi. How many shares are outstanding currently in the company?

Norman Kunin:  There are approximately 36 million shares - approximately 36 million shares outstanding...

Brian McCarty: How many - how many in the float?

Norman Kunin:  ...common shares.  Excuse me?

Brian McCarty:  How many in the float?

Norman Kunin:  I don't think I can tell you that - not because I don't want to.
               It's because I'm not quite sure what's in the float, sir.

Operator:      We'll go next to Jerry Kirby, Spencer Edwards.

Jerry Kirby:   My question was just answered about the shares in the float.
               Thank you.

Male:          Thank you.

Operator:      Once again, ladies and gentlemen, to ask a question, that's star, one on your touch-tone telephone. And we'll go next to Jeff
               Farrar, private investor.

Jeff Farrar:   Yes, sir, have you generated any income from any of the other products you've developed?

Steven Reder:  No - this is Steve Reder - no, we haven't. Again, our first product to come to market is NICOWater. Thank you.

Jeff Farrar:   OK, thank you.

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Operator:      Once again, that's star, one to ask a question.  We'll go next to Jason Swain, private investor.

Jason Swain:   Hi, I just have a quick question.  How much is the unit cost or per bottle?

Steven Reder:  Are you talking retail or wholesale?

Jason Swain:   Retail.

Steven Reder:  We have a suggested retail price of $7.99.

Norman Kunin:  That's not per bottle.

Steven Reder:  That's not per bottle. That's a four-pack - how we're selling the product.

Jason Swain:   Thank you.

Operator:      Once again, that's star, one to ask a question.  And we do have a follow-up question from Gale Leetzow, private investor.

Gale Leetzow:  Yes, on the other products that you're developing, when are you seeing any kind of a marketability on those products?
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Steven Reder:  We have - this is Steve Reder, and we have specifically put those down the road at this - at this point in time and are truly concentrating on NICOWater.

Operator:      Mr. Reder, there appears to be no further questions at this time.
               I'd like to turn the call back over to you for any additional or closing comments.

Steven Reder:  Thank you very much.

               Ladies and gentlemen, we are greatly appreciative you joined us today. It should be self-evident we are very enthusiastic about our company and our product. And while there are no guarantees as to our long-term success, we believe that we have the right product at the right time, and we encourage you to watch our progress. Thank you very much.

Operator:      This does conclude today's conference. We thank you for your participation. You may now disconnect.

                                       END


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